Exhibit 99.1

Itron Announces Fourth Quarter and Fiscal 2011 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--February 15, 2012--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its fourth quarter and full year ended December 31, 2011. Highlights include:

• Quarterly and full year revenues of $642 million and $2.4 billion;

• Quarterly and full year GAAP net loss per share of $1.35 and $12.56, inclusive of a non-cash goodwill impairment charge recorded during the year of $585 million, or $14.40 per share;

• Quarterly and full year non-GAAP diluted net earnings per share of $1.19 and $4.29;

• Full year cash flow from operations and free cash flow of $252 million and $192 million;

• Quarterly and full year adjusted EBITDA of $79 million and $313 million;

• Twelve-month backlog of $766 million and total backlog of $1.3 billion; and

• Quarterly bookings of $515 million.

“Our fourth quarter results produced record revenue and cash flow but our profitability was impacted by restructuring charges, the finalization of the goodwill impairment and a warranty charge,” said LeRoy Nosbaum, Itron’s president and chief executive officer. “Our core operating results across electric, gas and water continue to be strong and we are focused on building a platform and infrastructure to support long-term growth and improved profitability.”

Financial Results

Revenues increased $22 million, or 4 percent, for the quarter and $175 million, or 8 percent, for the year compared to the respective periods last year. Changes in foreign currency exchange rates unfavorably impacted revenue by $7.4 million for the quarter, and favorably impacted the year by $61 million. The increase in revenue for the quarter was due to increased OpenWay project revenue in the North America segment and increased electric and gas smart metering projects in the International segment. The revenue growth for the year was primarily due to increased electric, gas and water smart metering projects in the International segment.

Gross margin for the quarter was 29.8 percent, which was consistent with the prior year fourth quarter margin of 29.9 percent. Improvement in gross margin from product mix was offset by higher material costs. Gross margin for the year was 30.5 percent compared to 30.9 percent in 2010. Benefits from increased volumes and product mix were offset by higher material costs, lower OpenWay margins and increased warranty expense.

GAAP operating expenses were $252 million in the fourth quarter compared to $142 million in the same period last year. The increase in expenses was due to restructuring charges of $65 million and the finalization of a goodwill assessment which resulted in a non-cash impairment charge of $44 million. Expenses for the year were $1.2 billion, an increase of $688 million over last year. The increase was due to restructuring charges of $68 million and a goodwill impairment charge of $585 million.

Net interest expense was $2.2 million for the quarter and $35.9 million for the year, compared to $12.5 million and $54.3 million in the same periods last year. The company refinanced its bank debt in August 2011 which significantly reduced the interest rate. The decrease in net interest expense was due to lower interest expense resulting from a decreased principal balance and lower effective interest rates. During 2011, we reduced our debt by approximately $178 million.

GAAP net loss and diluted EPS for the fourth quarter and year were $55 million, or $1.35 per share, and $510 million, or $12.56 per share. This compares with net income of $27 million, or 65 cents per share, and $105 million, or $2.56 per share, in the same periods in 2010. The decrease in 2011 net income for the quarter and year was primarily due to expenses related to restructuring and the impairment of goodwill.

Non-GAAP operating expenses for the quarter, which excludes amortization of intangibles, restructuring charges and the impairment of goodwill, increased $2 million over prior year. An increase of $3 million related to product research and development, as well as global marketing activity, was partially offset by a decrease of $1 million due to currency fluctuations. Non-GAAP net income and diluted EPS for the fourth quarter and year were $49 million, or $1.19 per share, and $176 million, or $4.29 per share. This compares with non-GAAP net income of $39 million, or 95 cents per share, and $159 million, or $3.89 per share, in the same periods in 2010. The increase in non-GAAP net income for the quarter was due to increased contribution from the North America segment, decreased interest expense and decreased tax expense. The increase in non-GAAP net income for the year was primarily due to higher operating income in the International segment, lower interest expense and lower tax expense.

During the fourth quarter, the company repurchased 823,349 shares of Itron common stock at an average price of $35.74 per share pursuant to a Board authorization to repurchase up to $100 million of Itron common stock during a 12 month period beginning October 2011. Approximately 2 percent of the common shares outstanding have been repurchased under the program.

Acquisition of SmartSynch, Inc.

The company also announced today that it has signed an agreement to acquire SmartSynch, Inc. Excluding amortization of acquired intangible assets, purchase accounting adjustments and acquisition related charges, the company anticipates that the acquisition will add approximately $50 million in revenues and be dilutive to non-GAAP net earnings per share by less than $0.10 for fiscal year 2012. The acquisition is anticipated to be accretive to revenue and non-GAAP earnings per share in fiscal year 2013.

Financial Guidance

Itron’s guidance for the full-year 2012 is as follows:

• Revenue between $2.1 billion and $2.3 billion

• Non-GAAP diluted EPS between $3.80 and $4.20

The company’s guidance assumes a gross margin of 32 percent, a Euro to U.S. dollar average exchange rate of $1.37, average shares outstanding of approximately 40.4 million and a non-GAAP effective tax rate of 27percent. The guidance also includes the anticipated financial impact of the acquisition of SmartSynch, Inc.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Daylight Time (EST) on February 15, 2012. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 15 minutes before the start of the call and are accessible on Itron’s website at www.itron.com under the Investors page. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing (888) 203-1112 (Domestic) or (719) 457-0820 (International), entering passcode 7499552.

About Itron

Itron is the leading provider of energy and water resource management solutions for nearly 8,000 utilities around the world. We offer end-to-end solutions that include electricity, gas, water and heat measurement and control technology; communications systems; software; and professional services. With nearly 10,000 employees doing business in more than 130 countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. To realize a sustainable future, start here: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors which are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2010 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain infrequent costs, particularly those associated with acquisitions, in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Finally, our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues	$642,477	$620,658	$2,434,124	$2,259,271
Cost of revenues	450,870	435,302	1,691,146	1,561,032
Gross profit	191,607	185,356	742,978	698,239

Operating expenses
Sales and marketing	47,267	47,968	185,797	171,676
Product development	42,481	40,129	162,529	140,229
General and administrative	36,851	36,034	137,512	133,086
Amortization of intangible assets	15,587	17,592	63,394	69,051
Restructuring expense	65,079	-	68,082	-
Goodwill impairment	44,447	-	584,847	-
Total operating expenses	251,712	141,723	1,202,161	514,042

Operating income (loss)	(60,105)	43,633	(459,183)	184,197
Other income (expense)
Interest income	231	148	862	592
Interest expense	(2,464)	(12,688)	(36,794)	(54,904)
Other income (expense), net	(3,392)	(3,701)	(10,612)	(9,141)
Total other income (expense)	(5,625)	(16,241)	(46,544)	(63,453)

Income (loss) before income taxes	(65,730)	27,392	(505,727)	120,744
Income tax (provision) benefit	11,099	(822)	(4,430)	(15,974)
Net income (loss)	$(54,631)	$26,570	$(510,157)	$104,770

Earnings (loss) per common share - Basic	$(1.35)	$0.66	$(12.56)	$2.60
Earnings (loss) per common share - Diluted	$(1.35)	$0.65	$(12.56)	$2.56

Weighted average common shares outstanding - Basic	40,506	40,424	40,612	40,337
Weighted average common shares outstanding - Diluted	40,506	40,938	40,612	40,947

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Revenues
Itron North America	$332,882	$321,534	$1,192,665	$1,177,391
Itron International	309,595	299,124	1,241,459	1,081,880
Total Company	$642,477	$620,658	$2,434,124	$2,259,271

Gross profit
Itron North America	$111,019	$105,565	$387,618	$394,247
Itron International	80,588	79,791	355,360	303,992
Total Company	$191,607	$185,356	$742,978	$698,239

Operating income (loss)
Itron North America	$44,033	$51,716	$168,583	$201,410
Itron International	(92,489)	3,394	(585,189)	26,363
Corporate unallocated	(11,649)	(11,477)	(42,577)	(43,576)
Total Company	$(60,105)	$43,633	$(459,183)	$184,197

	METER AND MODULE SUMMARY
(Units in thousands)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Total meters (standard, advanced, and smart)
Itron North America
Electricity	2,020	1,950	6,790	6,940
Gas	80	90	480	510
Itron International
Electricity	2,450	2,280	8,060	7,870
Gas	1,160	1,080	4,210	4,020
Water	2,020	2,150	9,350	9,110
Total meters	7,730	7,550	28,890	28,450

Additional meter information (Total Company)
Advanced meters	1,540	1,150	4,850	3,980
Smart meters	1,470	1,470	4,470	4,460
Standalone advanced and smart communication modules
	1,490	1,550	6,330	5,960
Advanced and smart meters and communication modules
	4,500	4,170	15,650	14,400

Meters with other vendors' advanced or smart communication modules
	60	120	390	510

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	December 31, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$133,086	$169,477
Accounts receivable, net	371,641	371,662
Inventories	195,837	208,157
Deferred tax assets current, net	58,172	55,351
Other current assets	81,618	77,570
Total current assets	840,354	882,217

Property, plant, and equipment, net	262,670	299,242
Deferred tax assets noncurrent, net	22,144	35,050
Other long-term assets	62,704	28,242
Intangible assets, net	239,500	291,670
Goodwill	636,910	1,209,376
Total assets	$2,064,282	$2,745,797

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$246,775	$241,949
Other current liabilities	53,734	49,690
Wages and benefits payable	93,730	110,479
Taxes payable	11,526	19,725
Current portion of debt	15,000	228,721
Current portion of warranty	52,588	24,912
Unearned revenue	37,369	28,258
Total current liabilities	510,722	703,734

Long-term debt	437,502	382,220
Long-term warranty	26,948	26,371
Pension plan benefit liability	62,449	61,450
Deferred tax liabilities noncurrent, net	31,699	54,412
Other long-term obligations	88,037	89,315
Total liabilities	1,157,357	1,317,502

Commitments and contingencies

Shareholders' equity
Preferred stock	-	-
Common stock	1,319,222	1,328,249
Accumulated other comprehensive loss, net	(37,160)	(34,974)
(Accumulated deficit) retained earnings	(375,137)	135,020
Total shareholders' equity	906,925	1,428,295
Total liabilities and shareholders' equity	$2,064,282	$2,745,797

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Twelve Months Ended December 31,
	2011	2010
Operating activities
Net income (loss)	$(510,157)	$104,770
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	129,466	131,205
Stock-based compensation	16,411	19,107
Amortization of prepaid debt fees	5,715	5,492
Amortization of convertible debt discount	5,336	10,099
Deferred taxes, net	(12,985)	(17,992)
Goodwill impairment	584,847	-
Restructuring expense, non-cash	25,144	-
Other adjustments, net	3,917	5,565
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	(22,770)	(45,612)
Inventories	6,389	(41,417)
Other current assets	(3,859)	(7,655)
Other long-term assets	(17,401)	(8,436)
Accounts payables, other current liabilities, and taxes payable	22,715	40,884
Wages and benefits payable	(19,813)	42,245
Unearned revenue	19,070	(2,356)
Warranty	29,616	14,656
Other operating, net	(9,283)	4,036
Net cash provided by operating activities	252,358	254,591

Investing activities
Acquisitions of property, plant, and equipment	(60,076)	(62,822)
Business acquisitions, net of cash equivalents acquired	(20,092)	-
Other investing, net	1,427	6,548
Net cash used in investing activities	(78,741)	(56,274)

Financing activities
Proceeds from borrowings	670,000	-
Payments on debt	(848,054)	(155,163)
Issuance of common stock	4,625	8,776
Repurchase of common stock	(29,428)	-
Other financing, net	(6,596)	(2,250)
Net cash used in financing activities	(209,453)	(148,637)

Effect of foreign exchange rate changes on cash and cash equivalents	(555)	(2,096)
Increase (decrease) in cash and cash equivalents	(36,391)	47,584
Cash and cash equivalents at beginning of period	169,477	121,893
Cash and cash equivalents at end of period	$133,086	$169,477

Itron, Inc.
About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding the expenses related to the amortization of intangible assets, restructuring and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are now decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, goodwill impairment, amortization of debt placement fees and amortization of convertible debt discount. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense and goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010
Non-GAAP operating expense:
Itron North America - GAAP operating expense	$66,986	$53,849	$219,035	$192,837
Amortization of intangible assets	(3,471)	(4,085)	(14,008)	(16,339)
Restructuring expense	(15,230)	-	(15,650)	-
Itron North America - Non-GAAP operating expense	$48,285	$49,764	$189,377	$176,498

Itron International - GAAP operating expense	$173,077	$76,397	$940,549	$277,629
Amortization of intangible assets	(12,116)	(13,507)	(49,386)	(52,712)
Restructuring expense	(49,473)	-	(51,544)	-
Goodwill impairment	(44,447)	-	(584,847)	-
Itron International - Non-GAAP operating expense	$67,041	$62,890	$254,772	$224,917

Total Company - GAAP operating expense	$251,712	$141,723	$1,202,161	$514,042
Amortization of intangible assets	(15,587)	(17,592)	(63,394)	(69,051)
Restructuring expense	(65,079)	-	(68,082)	-
Goodwill impairment	(44,447)	-	(584,847)	-
Total Company - Non-GAAP operating expense	$126,599	$124,131	$485,838	$444,991

Non-GAAP operating income:
GAAP operating income (loss)	$(60,105)	$43,633	$(459,183)	$184,197
Amortization of intangible assets	15,587	17,592	63,394	69,051
Restructuring expense	65,079	-	68,082	-
Goodwill impairment	44,447	-	584,847	-
Non-GAAP operating income	$65,008	$61,225	$257,140	$253,248

Non-GAAP net income:
GAAP net income (loss)	$(54,631)	$26,570	$(510,157)	$104,770
Amortization of intangible assets	15,587	17,592	63,394	69,051
Amortization of debt placement fees	349	1,222	5,435	5,285
Amortization of convertible debt discount	-	2,595	5,336	10,099
Restructuring expense	65,079	-	68,082	-
Goodwill impairment	44,447	-	584,847	-
Income tax effect of non-GAAP adjustments	(22,319)	(9,232)	(40,986)	(29,752)
Non-GAAP net income	$48,512	$38,747	$175,951	$159,453

Non-GAAP diluted EPS	$1.19	$0.95	$4.29	$3.89

Weighted average common shares outstanding - Diluted	40,805	40,938	40,985	40,947

Adjusted EBITDA:
GAAP net income (loss)	$(54,631)	$26,570	$(510,157)	$104,770
Interest income	(231)	(148)	(862)	(592)
Interest expense	2,464	12,688	36,794	54,904
Income tax provision (benefit)	(11,099)	822	4,430	15,974
Depreciation and amortization	32,547	34,021	129,466	131,205
Restructuring expense	65,079	-	68,082	-
Goodwill impairment	44,447	-	584,847	-
Adjusted EBITDA	$78,576	$73,953	$312,600	$306,261

Free Cash Flow:
Net cash provided by operating activities	$98,557	$87,475	$252,358	$254,591
Acquisitions of property, plant, and equipment	(14,277)	(17,315)	(60,076)	(62,822)
Free Cash Flow	$84,280	$70,160	$192,282	$191,769

CONTACT:
Itron, Inc.
Barbara Doyle, 509-891-3443
Vice President, Investor Relations
barbara.doyle@itron.com
or
Marni Pilcher, 509-891-3847
Director, Investor Relations
marni.pilcher@itron.com